NCS

National Convenience Stores Incorporated________________________



                         December 12, 1997



To Record Holders of NCS Warrants
as of December 13, 1995



     As previously announced, on November 8, 1995, National Convenience Stores Incorporated ("NCS") entered into a Merger Agreement with Diamond Shamrock, Inc. Certain prior holders of shares of NCS Common Stock ("Shares") also hold warrants (the "Warrants") issued pursuant to the Warrant Agreement dated March 9, 1993. As a result of the merger of NCS and a subsidiary of Diamond Shamrock, Inc., holders of Warrants have the right to obtain $27.00 per Warrant in cash (the "Warrant Payment") upon payment of the $17.75 per Warrant exercise price (the "Exercise "Price"), in lieu of the one Share previously issuable upon exercise of a Warrant.

     No interest is payable on the $9.25 spread between the Warrant payment and the Exercise Price (the "Spread"). Accordingly, NCS believes that it is in the economic interests of the Warrant holders to exercise their Warrants as promptly as practicable and receive the $9.25 Spread per Warrant.

     If you hold Warrants, you will need to surrender the certificates representing your Warrants, together with the Exercise Price, to the Warrant Agent in order to receive the Warrant Payment. Please review the reverse side of your Warrant certificate for instructions as to how to exercise your Warrants, or contact the Warrant Agent, ChaseMellon Shareholder Services attention Reorganization Department, 85 Challenger Road, Ridgefield Park, New Jersey 07660, or by telephone at (800) 777-3674.




                         NATIONAL CONVENIENCE STORES INCORPORATED